Exhibit 10.99

November 8, 2010

The Coast Distribution System, Inc.

350 Woodview Avenue

Morgan Hill, California 95037

Re:	Seventh Amendment

Ladies and Gentlemen:

The Coast Distribution System, Inc., a Delaware corporation (“Coast Delaware”), United Sales & Warehouse of Texas, Inc., a Texas corporation (“United Sales”), C/P Products Corp., an Indiana corporation (“C/P”), Mohawk Trailer Supply, Inc., a New York corporation (“Mohawk”), and Les Systemes De Distribution Coast (Canada) Inc. The Coast Distribution System (Canada) Inc., a corporation organized under the laws of the Province of Quebec (“Coast Canada”) (Coast Delaware, United Sales, C/P, Mohawk, and Coast Canada are referred to individually as “Borrower” and collectively as “Borrowers”), and Bank of America, N.A., (in its individual capacity, “US Lender”), acting by and through Bank of America, N.A., a national banking association, as agent for US Lender (in such capacity, “Agent”) and Bank of America, N.A. (acting through its Canada branch) (“Canadian Lender”), (US Lender, acting through Agent, and Canadian Lender are referred to collectively as “Lender”), have entered into that certain Third Amended and Restated Loan and Security Agreement dated August 30, 2005 (the “Security Agreement”). From time to time thereafter, Borrowers and Lender may have executed various amendments (each an “Amendment” and collectively the “Amendments”) to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the “Agreement”). Borrowers and Lender now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement hereby is amended as follows:

(a) Section 1 of the Agreement is hereby amended to add the following definitions in their proper alphabetical order:

“Applicable Margin” shall mean the margin set forth below, with respect to any LIBOR Rate Loan, Canadian Prime Rate Loan and US Prime Rate Loan (each, an “Interest Type”, as hereinafter defined) in effect from time to time, provided, that the initial Applicable Margin shall be set at Level 3 until the first day of the month following receipt of Borrowers’ September, 2010 Form 10(Q). Thereafter, the Applicable Margin shall be adjusted quarterly on the first day of the month following receipt of Borrowers’ Form 10(Q) or Form 10(K), as applicable, based on Borrowers’ consolidated Net Profit for the 12 month period ending on the date of calculation and Borrowers’ consolidated Fixed Charge Coverage Ratio for the 12 month period ending on the date of calculation, in each case, as shown on Borrowers’ financial statements set forth in Borrowers’ Form 10(Q) or Form 10(K), as applicable (provided that, if Borrowers fail to deliver such Form 10(Q) or Form 10(K), as applicable, within the time period required by Subsection 9(f) of this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart below from the date such Form 10(Q) or Form 10(K), as applicable, was required to be delivered until the first day of the month following receipt of such Form 10(Q) or Form 10(K), as applicable, as set forth on the following chart:

	Column A	Column B	Column C	Column D
Level	Trailing Twelve Month Net Profit	Fixed Charge Coverage Ratio	Applicable Margin For LIBOR Rate Loans (in basis points)	Applicable Margin for US Prime Rate Loans and Canadian Prime Rate Loans (in basis points)
(1)	.>$1,250,000	>3.0:1.0	250 bps	100 bps

(2)	>$625,000< $1,250,000	>1.50:1.0 <3.0:1.0	275 bps	125 bps

(3)	<$625,000	>1.10:1.0 <1.50:1.0	300 bps	150 bps

; provided, however, that after the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the default rate as provided in Section 4(a)(v). By way of example, and for purposes of clarification only, if the Applicable Margin is at Level 2 and Borrowers achieve a trailing twelve month Fixed Charge Coverage Ratio of 3.0:1.0 but the trailing twelve month Net Profit is $800,000, then the Applicable Margin would remain at Level 2. If, as a result of any restatement of or other adjustment to the financial statements, borrowing base certificates or Inventory or Accounts reports of Borrowers, or the results of audits or appraisals which do not confirm the information provided in borrowing base certificates or for any other reason, Lender determines that (a) the consolidated Net Profit for the 12 month period ending on the date of calculation or the consolidated Fixed Charge Coverage Ratio, for the 12 month period ending on the date of calculation, was inaccurate and (b) a proper calculation of the consolidated Net Profit for the 12 month period ending on the date of calculation or the consolidated Fixed Charge Coverage Ratio for the 12 month period ending on the date of calculation would have resulted in different pricing for any period, then (i) if the proper calculation of the consolidated Net Profit for the 12 month period ending on the date of calculation or the consolidated Fixed Charge Coverage Ratio for the 12 month period ending on the date of calculation would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Lender, promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the trailing twelve month Net Profit or Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lender shall not have any obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other event, a proper calculation of the trailing twelve month Net Profit or Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

“Canadian Excess Availability” shall mean, as of any date of determination by Lender, the lesser of (i) the Canadian Maximum Loan Sublimit less the Canadian Revolving Credit Outstandings and (ii) the Canadian Borrowing Base Availability less the Canadian Revolving Credit Outstandings, in each case as of the close of business on such date.

“Dilution” shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns and adjustments) of Borrowers for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrowers for such period, as determined by Lender in its sole discretion by (ii) gross invoiced sales of Borrowers for such period.

“Net Profit” shall mean for any period, Pre Tax Profit minus income tax accrued for such period, all on a consolidated basis as to Borrowers and their Subsidiaries.

“US Excess Availability” shall mean, as of any date of determination by Lender, the lesser of (i) the US Maximum Loan Sublimit less the U.S. Revolving Credit Outstandings and (ii) the US Borrowing Base Availability less the US Revolving Credit Outstandings, in each case as of the close of business on such date.

(b) Subsection 1 of the Agreement is hereby amended to delete the following definitions:

“Adjustment Date”, “Canadian US Base Rate Loan”, “Canadian US Based Rate”, “EBIT”, “Initial Rate of Interest” and “Net Income”.

(c) Subsection 1 of the Agreement is hereby amended to amend and restate the following definitions in their entirety as follows:

“Canadian Inventory Advance Sublimit” shall mean an amount up to the lesser of (i) Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or (ii) (a) from June 1st of each year through January 31st of each following year, fifty percent (50%) of the value of Eligible Inventory owned by Coast Canada and (b) from February 1st of each year through May 31st of each year, fifty five percent (55%) of the value of Eligible Inventory owned by Coast Canada; provided, however, that in no event shall the Inventory advances under the Canadian Inventory Advance Sublimit plus the advances under the US Inventory Advance Sublimit exceed Fifteen Million and No/100 Dollars ($15,000,000.00); provided further that, Lender may reduce the lending formula with respect to Coast Canada Eligible Inventory in its Permitted Discretion.

“Canadian Prime Based Rate” shall mean the Canadian Prime Rate plus the Applicable Margin.

“Interest Type” shall mean the distinction between advances bearing interest at the LIBOR Rate, Canadian Prime Rate and the US Prime Rate.

“LIBOR Based Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“US Inventory Advance Sublimit” shall mean the lesser of (i) Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) or (ii) (a) from June 1st of each year through January 31st of each following year, fifty percent (50%) of the value of Eligible Inventory owned by Coast US and (b) from February 1st of each year through May 31st of each year, fifty five percent (55%) of the value of Eligible Inventory owned by Coast US; provided, however, that in no event shall the Inventory advances under the US Inventory Advance Sublimit plus advances under the Canadian Inventory Advance Sublimit exceed Fifteen Million and No/100 Dollars ($15,00,000.00); provided further that US Lender may reduce the lending formula with respect to Coast US’ Eligible Inventory in its Permitted Discretion.

“US Prime Based Rate” shall mean the US Prime Rate plus the Applicable Margin.

(d) The Agreement is hereby amended to delete each reference to the words “and Canadian US Base Rate Loan”, “and Canadian US Base Rate Loans”,

or Canadian US Base Rate Loan”, “or Canadian US Base Rate Loans”, and “or a Canadian US Base Rate Loan”.

(e) Subsection 2(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i) an amount equal to up to eighty five percent (85%) of the face amount of Coast US’ Eligible Accounts; provided that Agent may reduce the lending formula with respect to Coast US’ Eligible Accounts in Agent’s Permitted Discretion; provided further that, without limitation of the foregoing, such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Agent in good faith based on the results of the most recent twelve (12) month period for which Agent has conducted a field audit of Borrowers) exceeds five percent (5%); plus

(f) Subsection 2(a)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(iii) such reserves as Agent elects, in its Permitted Discretion, to establish from time to time, including, without limitation, a reserve (a) of three (3) months rent for each leased location in which a landlord’s waiver acceptable to Agent in its sole discretion has not been executed and delivered to Agent and (b) with respect to Hedging Obligations (which shall include, without limitation, the FX Reserve), in an amount determined by Agent in its Permitted Discretion; provided, that the US Borrowing Base Availability shall in no event exceed the US Maximum Loan Sublimit, and provided further that the aggregate unpaid principal balance of the US Revolving Credit Outstandings plus the aggregate unpaid principal balance of Canadian Revolving Credit Outstandings shall in no event exceed the Maximum Loan Limit.

(g) Subsection 2(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

(i) up to eighty five percent (85%) of the face amount of Coast Canada’s Eligible Accounts; provided that Canadian Lender may reduce the lending formula with respect to Coast Canada’ Eligible Accounts in its Permitted Discretion; provided further that, without limitation of the foregoing, such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Canadian Lender in good faith based on the results of the most recent twelve (12) month period for which Canadian Lender has conducted a field audit of Borrowers) exceeds five percent (5%); plus

(h) Subsection 2(b)(iii) of the Agreement is hereby amended and restated in its entirety as follows:

(iii) such reserves as Canadian Lender elects, in its Permitted Discretion, to establish from time to time, including, without limitation, (a) the FX Reserve, (b) a reserve of three (3) months rent for each leased location in which a landlord’s waiver acceptable to Agent in its sole discretion has not been executed and delivered to Agent and (c) a reserve in the amount of $2,000 per employee. In connection therewith, Canadian Borrower shall furnish a report to Canadian Lender on the first day of each month stating the number of its employees.

(i) Subsection 2(b) of the Agreement is hereby amended to delete the reference to “ABN AMRO” set forth in the second sentence of the fourth paragraph thereof and to substitute “Bank of America, N.A. (acting through its Canada branch)” in its stead.

(j) Subsection 3(a) of the Agreement is hereby amended to amend and restate the third sentence in its entirety as follows:

A Letter of Credit fee shall accrue, at a per annum rate equal to the Applicable Margin in effect for Libor Rate Loans on the aggregate undrawn face amount of all Letters of Credit outstanding from time to time, which fee Borrowers shall pay in arrears in monthly installments on the last Business Day of each month.

(k) Subsections 4(a)(i),(ii),(iii) and (iv) of the Agreement are hereby amended and restated in their entirety as follows:

(i) For all US Prime Rate Loans advanced to Coast US, a per annum rate of interest equal to the US Prime Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the US Prime Rate effective on the effective date of each such change in the US Prime Rate.

(ii) For all Canadian Prime Rate Loans advanced to Coast Canada, a per annum rate of interest equal to the Canadian Prime Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate effective on the effective date of each such change in the Canadian Prime Rate.

(iii) Intentionally Omitted.

(iv) For all LIBOR Rate Loans advanced to Borrowers, a per annum rate of interest equal to the LIBOR Based Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean, in connection with the making, conversion or continuation of any LIBOR Rate Loan to (i) Coast U.S., an interest period selected by Borrowers to apply, which interest period shall be 30, 60, or 90 days; provided, however, that

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) Borrowers may not select any Interest Period for a LIBOR Rate Revolving Loan which would extend beyond the last day of the Original Term.

(l) Subsection 4(a)(viii) of the Agreement is hereby deleted.

(m) Subsection 4(c)(v) is hereby amended and restated in its entirety as follows:

(c)(v) Amendment Fee. Borrowers shall pay to Lender a one time fee of Twenty Five Thousand and No/100 Dollars ($25,000.00) which shall be fully earned and payable on the date hereof.

(n) Subsection 4(c) of the Agreement is hereby amended to add the following clause (vi) at the end thereof:

(vi) Annual Fee. Borrowers shall pay to Lender an annual fee of Twenty Five Thousand and No/100 Dollars ($25,000.00) which shall be fully earned and payable on July 1, 2011 and on the same day of each year thereafter during the Original Term.

(o) Subsection 9(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Weekly Reports.

At least once each week, each Borrower, or Coast Delaware on behalf of the Borrowers comprising Coast US, shall deliver to Lender (i) an executed weekly loan report and certificate in Lender’s then current form, which also summarizes the prior week’s changes in such numbers and (ii) reports of sales, including credits issued and collections received and summarizing the prior week’s changes in all such numbers, accompanied by copies of each such Borrower’s sales journal and credit memo journal for the relevant period, provided that each Borrower, or Coast Delaware on behalf of the Borrowers comprising Coast US, shall only be required to tender such reports, certificate and copies at least once each month, but in no event later than twenty (20) days after the first day of each month, if (x) there exists no Event of Default nor any event which, with the passage of time or giving of notice, will become an Event of Default and (y) (A) US Excess Availability at any time during the immediately preceding sixty (60) days is not less than $3,000,000 for Coast US and (B) Canadian Excess Availability at any time during the immediately preceding sixty (60) days is not less than $2,500,000 for Coast Canada; provided further, that if at any time after which such Borrower is only required to deliver such reports, certificate and copies each month, instead of weekly, (1) there exists an Event of Default or an event which with the passage of time or giving of notice, will become an Event of Default, or (2) (a) US Excess Availability at any time during the immediately preceding sixty (60) days is less than $3,000,000.00 for Coast US or (b) Canadian Excess Availability at any time during the immediately preceding sixty (60) days is less than $2,500,000 for Coast Canada, then such Borrower shall be required to deliver such reports, certificate and copies at least weekly until each of the foregoing clauses (x) and (y) are satisfied for a period of not less than sixty (60) days.

(p) Subsection 9(f) of the Agreement is hereby amended and restated in its entirety as follows:

(f) Public Reporting.

Promptly after the filing thereof, but in no event later than (i) forty five (45) days following the filing with the Securities and Exchange Commission (the “SEC”) of a Borrower’s Form 10(Q) and (ii) ninety (90) days following the filing with the SEC of a Borrower’s Form 10(K), each Borrower shall deliver to Lender a copy of such Form 10(Q) or Form 10(K), as the case may be, together with any registration statements or any annual, quarterly, monthly or other regular report which (x) any Borrower or any of its Subsidiaries filed with the SEC or any reports or proxy statements delivered to its shareholders during the fiscal period covered by that Form 10(Q) or Form 10(K), as the case may be, and (y) was not theretofore delivered to Lender.

(q) Section 10 of the Agreement is hereby amended to delete the date of July 10, 2011 set forth in the first sentence thereof and substituting the date of July 10, 2014 in its stead.

(r) Subsection 12(e) (iii) of the Agreement is hereby deleted.

(s) Subsection 13(e) of the Agreement is hereby amended and restated in its entirety as follows:

(e) Dividends, Distributions and Redemptions.

Borrowers shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of their stock (if a Borrower is a corporation) or on account of any equity interest in Borrowers (if a Borrower is a partnership, limited liability company or other type of entity) or redeem or repurchase shares of their respective stock. Notwithstanding the foregoing, Borrowers may pay dividends in an amount not to exceed 50% of Borrowers’ consolidated Net Profit for the 12 month period ending on the date of calculation provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) US Excess Availability at all times during for the ninety (90) day period ending on the date of such payment, after giving pro forma effect to such payment, equals or exceeds $4,000,000.00, (iii) the Fixed Charge Coverage Ratio for the most recently ended twelve (12) month period for which Lender has received the financial statements of Borrowers pursuant to Section 9 (c) of the Agreement is at least 1.50:1.0, after giving pro forma effect to such payment and (iv) Borrowers gives Lender sufficient documentation to verify compliance with this paragraph five (5) Business Days prior to the payment.

(t) Subsection 14 of the Agreement is hereby amended and restated in its entirety as follows

(a) Fixed Charge Coverage Ratio.

Borrowers shall not permit their Fixed Charge Coverage Ratio for each period set forth below to be less than the ratio set forth below for the corresponding period set forth below:

Period	Ratio
For the 6 month period ending on June 30, 2010	1.10:1.0

For the 9 month period ending on September 30, 2010	2.20:1.0

For the 12 month period ending on December 31, 2010 and for each twelve (12) month period ending on the last day of each fiscal quarter thereafter	1.10:1.0

(b) Capital Expenditures.

Except for Capital Expenditures funded by Indebtedness as permitted under subsection 13(b), Borrowers, on a consolidated basis, shall not make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate cost of all Capital Expenditures would exceed One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) during any Fiscal Year.

(u) Section 21 of the Agreement is hereby amended and restated in its entirety as follows:

21. Notice.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person as follows, unless such address is changed by written notice given in accordance with the provisions of this Section 21:

If to Agent, US Lender or Canadian Lender:

Bank of America, N.A.

400 4th Street

Mail Code: OR1-110-01-15

Lake Oswego, OR 97034

Attention: John Mundstock

Telecopy: (503) 303-6076

Email: john.mundstock@baml.com

With a copy to:

Bank of America, N.A.

135 S. LaSalle St.

Mail Code: IL4-135-09-27

Chicago, Illinois 60603

Attn: Steve Fenton, Assistant General Counsel

Telecopy: (212) 901-7855

Email: steve.fenton@bankofamerica.com

If to Borrowers:

350 Woodview Avenue

Morgan Hill, California 95037

Attention: Sandra Knell, Executive Vice President and Chief Financial Officer

Telecopy: (408) 782-7790

Email: sknell@coastdist.com

With a copy to:

Stradling, Yocca, Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Ben A. Frydman, Esq.

Telecopy: (949) 725-4100

Email: bfrydman@sycr.com

Each notice given in the manner set forth above shall be deemed received upon actual receipt thereof, or refusal of delivery, by the Person to whom such notice is addressed.

2. Lender shall release its interest in any life insurance policy insuring the life of Thomas McGuire and assigned to Lender.

3. The Coast Distribution System, Inc. shall, within ninety (90) days of the date hereof, tender to Lender replacement stock certificates with respect to all of the outstanding capital stock of 9002-1288 Quebec, Inc. pledged to Lender and, in connection therewith, shall execute and deliver to Lender all documents reasonably requested by Lender.

4. Borrowers represent and warrant to Lender that this Amendment has been approved by all necessary corporate action, and each individual signing below represents and warrants that he or she is fully authorized to do so.

5. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated by this Amendment, the Agreement and all Exhibits thereto are ratified and confirmed by Borrowers and Lender and remain in full force and effect in accordance with their terms.

6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same agreement. This Amendment may be delivered by facsimile, and when so delivered will have the same force and effect as delivery of an original signature.

7. Borrowers shall reimburse Lender for all reasonable attorney’s fees (whether for internal or outside counsel) incurred by Lender in connection with the documentation and consummation of this Seventh Amendment to the Agreement.

(Remainder of page intentionally blank; signatures follow)

LENDER:

BANK OF AMERICA, N.A., as Agent

By:	/s/ JOHN MUNDSTOCK

Title:	Senior Vice President

BANK OF AMERICA, N.A., as US Lender

By:	/s/ JOHN MUNDSTOCK

Title:	Senior Vice President

BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Lender

By:	/s/ MEDINA SALES De ANDRADE

Title:	Vice President

BORROWERS:

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ SANDRA A. KNELL

Title:	Executive Vice President & CFO

UNITED SALES & WAREHOUSE OF TEXAS, INC.

By:	/s/ SANDRA A. KNELL

Title:	Executive Vice President & CFO

C/P PRODUCTS, CORP.

By	/s/ SANDRA A. KNELL

Title:	Executive Vice President & CFO

MOHAWK TRAILER SUPPLY, INC.

By:	/s/ SANDRA A. KNELL

Title:	Executive Vice President & CFO

LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC. THE COAST DISTRIBUTION SYSTEM (CANADA) INC.

By:	/s/ SANDRA A. KNELL

Title:	Executive Vice President & CFO

GUARANTOR’S ACKNOWLEDGMENT

The undersigned guarantor acknowledges that Bank of America, N.A., (in its individual capacity, “US Lender”), acting by and through Bank of America, N.A., as agent for US Lender (in such capacity, “Agent”) and Bank of America, N.A. (acting through its Canada branch), (“Canadian Lender”) (US Lender, acting through Agent, and Canadian Lender are referred to collectively as “Lender”) have no obligation to provide it with notice of, or to obtain its consent to, the terms of the foregoing Seventh Amendment to Loan and Security Agreement (the “Seventh Amendment”). The undersigned guarantor nevertheless: (i) acknowledges and agrees to the terms and conditions of the Seventh Amendment; and (ii) acknowledges that its guaranty remains fully valid, binding, and enforceable.

9002-1288 QUEBEC INC.

By:	/s/ SANDRA A. KNELL

Title:	Executive Vice President